SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13E-3

Rule 13e-3 Transaction Statement

Under Section 13(e) of the Securities Exchange Act of 1934

Amendment No. 4

Zones, Inc.

(Name of the Issuer)

Zones, Inc.

Zones Acquisition Corp.

Firoz Lalji

Najma Lalji

(Name of Person(s) Filing Statement)

Common Stock, no par value

(Title of Class of Securities)

624906 10 3

(CUSIP Number of Class of Securities)

Ronald P. McFadden Chief Financial Officer Zones, Inc. 1102 15th Street SW, Suite 102 Auburn, Washington 98001-6509 (253) 205-3000	Firoz Lalji Chief Executive Officer Zones, Inc. 1102 15th Street SW, Suite 102 Auburn, Washington 98001-6509 (253) 205-3000

with copies to:

Gary J. Kocher K&L Gates LLP 925 4th Avenue, Suite 2900 Seattle, Washington 98104 (206) 623-7582	Michael E. Morgan Lane Powell PC 1420 Fifth Avenue, Suite 4100 Seattle, Washington 98101-2338 (206) 223-7000	W. Michael Hutchings DLA Piper US LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 (206) 839-4800

(Name, address and telephone number of person authorized to receive notices and communications on behalf of person(s) filing statement)

This statement is filed in connection with (check the appropriate box):

☒ a.	The filing of solicitation materials or an information statement subject to Regulation 14A , Regulation 14C , or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐ b.	The filing of a registration statement under the Securities Act of 1933.

☐ c.	A tender offer.

☐ d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:    ☐

Check the following box if the filing is a final amendment reporting the results of the transaction    ☐

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$53,831,253	$2,116

*	Calculated solely for the purpose of determining the filing fee, the transaction valuation was determined based on the product of the 7,690,179 shares of common stock that may be exchanged for cash in the transaction multiplied by the merger consideration of $7.00 per share. (The “Total Consideration”).

**	In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000393 by the Total Consideration.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$2,698

Form or Registration No.:	Schedule 14A – Preliminary Proxy Statement

Filing Party:	Zones, Inc.

Date Filed:	August 22, 2008

INTRODUCTION

This Amendment No. 4 to Rule 13E-3 Transaction Statement on Schedule 13E-3, together with the exhibits hereto (the “Transaction Statement”), is being filed with the Securities and Exchange Commission (“SEC”) by (a) Zones, Inc., a Washington corporation (the “Company”), the issuer of the common stock that is subject to the Rule 13e-3 transaction, (b) Zones Acquisition Corp., a Washington corporation (“Merger Sub”), (c) Firoz Lalji, an individual and the Chairman of the Board of Directors and Chief Executive Officer of the Company and (d) Najma Lalji, an individual and the spouse of Mr. Lalji (collectively, the “Filing Persons”).

On July 30, 2008, the Company and Merger Sub entered into an Agreement and Plan of Merger (the “Original Agreement”). On November 17, 2008, the parties entered into the First Amendment to Agreement and Plan of Merger (the “Merger Agreement Amendment”), amending the terms of the Original Agreement. The Original Agreement, as amended by the Merger Agreement Amendment, is referred to as the “Merger Agreement” in this Transaction Statement. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger, each issued and outstanding share of common stock of the Company (the “Common Stock”), other than any shares owned by Mr. Lalji, Mrs. Lalji and certain related parties who will remain shareholders of the Company (collectively, the “Continuing Investors”), Merger Sub, the Company, and any shareholders who are entitled to and who properly exercise dissenters’ rights under Washington law, will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes.

On October 17, 2008, the Company filed with the SEC a definitive Proxy Statement (the “Definitive Proxy Statement”) under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the special meeting of the shareholders of the Company to consider and vote upon a proposal to approve the merger and approve and adopt the Original Agreement and the transactions contemplated thereby. Concurrently with the filing of this Amendment No. 4 to the Transaction Statement, the Company is filing with the SEC a supplement to the Definitive Proxy Statement (the “Proxy Supplement” and, together with the Definitive Proxy Statement, the “Proxy Statement”) under Regulation 14A of the Exchange Act, relating to the special meeting of the shareholders of the Company at which the shareholders of the Company will consider and vote upon a proposal to approve the Merger and approve and adopt the Merger Agreement and the transactions contemplated thereby. The approval of the Merger, together with the approval and adoption of the Merger Agreement and the transactions contemplated thereby, requires the affirmative vote of (a) the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the special meeting and (b) the holders of a majority of the number of shares of Common Stock present in person or by proxy and voting at the special meeting (other than the Continuing Investors).

Pursuant to General Instruction F to Schedule 13E-3, the information in the Proxy Statement, including all annexes, exhibits and appendices thereto, is expressly incorporated by reference herein in its entirety, and responses to each item herein are qualified in their entirety by the information contained in the Proxy Statement. The cross references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Definitive Proxy Statement or the Proxy Supplement, as applicable, of the information required to be included in response to the items of Schedule 13E-3. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement. All information contained in this Transaction Statement concerning any of the Filing Persons has been provided by such Filing Person and none of the Filing Persons, including the Company, takes responsibility for the accuracy of any information not supplied by such Filing Person.

Item 1. Summary Term Sheet

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

Item 2. Subject Company Information

(a) Name and Address. The Company’s name and the address and telephone number of its principal executive office are as follows: Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509, (253) 205-3000.

(b) Securities. The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:

“THE SPECIAL MEETING—Record Date and Quorum”

(c) Trading Market and Price.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Market Price of Zones Common Stock and Dividend Information”

“SPECIAL FACTORS—Effects of the Merger”

“IMPORTANT INFORMATION REGARDING ZONES—Market Price of Zones Common Stock and Dividend Information”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Market Price of Zones Common Stock and Dividend Information”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO IMPORTANT INFORMATION REGARDING ZONES—Market Price of Zones Common Stock and Dividend Information”

(d) Dividends.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Market Price of Zones Common Stock and Dividend Information”

“IMPORTANT INFORMATION REGARDING ZONES—Market Price of Zones Common Stock and Dividend Information”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Market Price of Zones Common Stock and Dividend Information”

“UPDATE TO IMPORTANT INFORMATION REGARDING ZONES—Market Price of Zones Common Stock and Dividend Information”

(e) Prior Public Offerings. None.

(f) Prior Stock Purchases. The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:

“IMPORTANT INFORMATION REGARDING ZONES—Transactions in Common Stock”

Item 3. Identity and Background of Filing Person

(a) Name and Address. Zones, Inc. is the subject company. The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“THE PARTIES TO THE MERGER”

“IMPORTANT INFORMATION REGARDING ZONES—Directors and Executive Officers of Zones”

(b) Business and Background of Entities.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—The Parties to the Merger”

“THE PARTIES TO THE MERGER”

“IMPORTANT INFORMATION REGARDING ZONES”

“IMPORTANT INFORMATION REGARDING MERGER SUB”

The information set forth in the Proxy Supplement under the following caption is incorporated herein by reference:

“UPDATE TO IMPORTANT INFORMATION REGARDING ZONES”

(c) Business and Background of Natural Persons. The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:

“IMPORTANT INFORMATION REGARDING THE CONTINUING SHAREHOLDERS”

Item 4. Terms of the Transaction

(a) Material Terms.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS”

“THE SPECIAL MEETING”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS”

“UPDATE TO THE SPECIAL MEETING”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(c) Different Terms.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE MERGER AGREEMENT”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Shareholder Voting and Support Agreement”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

(d) Appraisal Rights. The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Dissenters’ Rights”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Rights of Shareholders Who Object to the Merger”

“DISSENTERS’ RIGHTS”

“ANNEX C—REVISED CODE OF WASHINGTON TITLE 23B WASHINGTON BUSINESS CORPORATION ACT CHAPTER 13 DISSENTERS’ RIGHTS”

(e) Provisions for Unaffiliated Security Holders. The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:

“SPECIAL FACTORS—Provisions for the Non-Continuing Shareholders”

(f) Eligibility for Listing or Trading. Not applicable.

Item 5. Past Contacts, Transactions, Negotiations and Agreements

(a) Transactions.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Shareholder Voting and Support Agreement”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

(b) Significant Corporate Events.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—The Merger”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Amendment to the Merger Agreement”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(c) Negotiations or Contacts.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Shareholder Voting and Support Agreement”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

(e) Agreements Involving the Subject Company’s Securities.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

“WHERE YOU CAN FIND MORE INFORMATION”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

“WHERE YOU CAN FIND MORE INFORMATION”

Item 6. Purposes of the Transaction and Plans or Proposals

(b) Use of Securities Acquired.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(c)(1)-(8) Plans.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Plans for Zones After the Merger”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

Item 7. Purposes, Alternatives, Reasons and Effects

(a) Purposes.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Effects of the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

(b) Alternatives.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Plans for Zones After the Merger”

“SPECIAL FACTORS—Effects on Zones if the Merger is Not Completed”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects on Zones if the Merger is Not Completed”

(c) Reasons.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Recommendations”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Plans for Zones After the Merger”

“SPECIAL FACTORS—Effects of the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Recommendations”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

(d) Effects.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Effects on Zones if the Merger is Not Completed”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Material United States Federal Income Tax Consequences”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects on Zones if the Merger is Not Completed”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Material United States Federal Income Tax Consequences”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

Item 8. Fairness of the Transaction

(a) Fairness.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

(b) Factors Considered in Determining Fairness.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Effects of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

(c) Approval of Security Holders. The transaction is not structured so that approval of at least a majority of unaffiliated security holders is required. However, it is structured to require that, as a condition to the merger, the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and voting at the Company’s special meeting (other than the shares held by the Continuing Investors) approve and adopt the merger and the merger agreement.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Required Vote”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Record Date and Quorum”

“THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“THE MERGER AGREEMENT—Conditions to the Completion of the Merger”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET— Required Vote”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT—Conditions to the Completion of the Merger”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(d) Unaffiliated Representative.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET— Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

(e) Approval of Directors.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Recommendations”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“THE SPECIAL MEETING—Board Recommendation”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Recommendations”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO THE SPECIAL MEETING—Board Recommendation”

(f) Other Offers.

The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

The information set forth in the Proxy Supplement under the following caption is incorporated herein by reference:

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

Item 9. Reports, Opinions, Appraisals and Negotiations

(a) Report, Opinion or Appraisal.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

(b) Preparer and Summary of the Report, Opinion or Appraisal.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“ANNEX B—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.”

(c) Availability of Documents. The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company’s common stock or representative who has been so designated in writing.

Item 10. Source and Amounts of Funds or Other Consideration

(a) Source of Funds.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Financing of the Merger”

“SUMMARY TERM SHEET—Termination Fees”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Liability Cap and Limitation on Remedies”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Financing of the Merger”

“UPDATE TO SUMMARY TERM SHEET—Termination Fees”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Liability Cap and Limitation on Remedies”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(b) Conditions.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Financing of the Merger”

“SUMMARY TERM SHEET—Termination Fees”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Liability Cap and Limitations on Remedies”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Financing of the Merger”

“UPDATE TO SUMMARY TERM SHEET—Termination Fees”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Liability Cap and Limitations on Remedies”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(c) Expenses.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“THE SPECIAL MEETING—Solicitation of Proxies”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE MERGER AGREEMENT—Termination Fees”

“THE MERGER AGREEMENT—Liability Cap and Limitation on Remedies”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT—Termination Fees”

“THE AMENDMENT TO THE MERGER AGREEMENT THE MERGER AGREEMENT—Liability Cap and Limitation on Remedies”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

(d) Borrowed Funds.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Financing of the Merger”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“THE MERGER AGREEMENT”

“ANNEX A—AGREEMENT AND PLAN OF MERGER”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Financing of the Merger”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Financing of the Merger”

“THE AMENDMENT TO THE MERGER AGREEMENT”

“ANNEX A—FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER”

Item 11. Interest in Securities of the Subject Company

(a) Securities Ownership.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“IMPORTANT INFORMATION REGARDING ZONES—Security Ownership of Certain Beneficial Owners and Management”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

(b) Securities Transactions.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“IMPORTANT INFORMATION REGARDING ZONES—Transactions in Common Stock”

“IMPORTANT INFORMATION REGARDING ZONES—Security Ownership of Certain Beneficial Owners and Management”

Item 12. The Solicitation or Recommendation

(d) Intent to Tender or Vote in a Going-Private Transaction.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Interests of Certain Persons in the Merger”

“SUMMARY TERM SHEET—Share Ownership of Directors and Executive Officers”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Effects of the Merger”

“THE MERGER AGREEMENT—Treatment of Stock Options and Restricted Stock”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Shareholder Voting and Support Agreement”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Effects of the Merger”

“SHAREHOLDER VOTING AND SUPPORT AGREEMENT”

(e) Recommendations of Others.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET—Recommendations”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“THE SPECIAL MEETING—Board Recommendation”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET—Recommendations”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Vote Required for Approval and Adoption”

“UPDATE TO THE SPECIAL MEETING—Board Recommendation”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

Item 13. Financial Statements

(a) Financial Statements.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“IMPORTANT INFORMATION REGARDING ZONES—Historical Selected Financial Data”

“IMPORTANT INFORMATION REGARDING ZONES—Book Value Per Share”

“WHERE YOU CAN FIND MORE INFORMATION”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO IMPORTANT INFORMATION REGARDING ZONES—Historical Selected Financial Data”

“UPDATE TO IMPORTANT INFORMATION REGARDING ZONES—Book Value Per Share”

“WHERE YOU CAN FIND MORE INFORMATION”

(b) Pro Forma Information. Not applicable.

Item 14. Persons/Assets, Retained, Employed, Compensated or Used

(a) Solicitations or Recommendations.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Solicitation of Proxies”

“THE SPECIAL MEETING—Questions and Additional Information”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Questions and Additional Information”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

(b) Employees and Corporate Assets.

The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Solicitation of Proxies”

“THE SPECIAL MEETING—Questions and Additional Information”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:

“UPDATE TO SUMMARY TERM SHEET”

“UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“UPDATE TO THE SPECIAL MEETING—Questions and Additional Information”

“UPDATE TO SPECIAL FACTORS—Background of the Merger”

“UPDATE TO SPECIAL FACTORS—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”

“UPDATE TO SPECIAL FACTORS—Interests of Certain Persons in the Merger”

“UPDATE TO SPECIAL FACTORS—Estimated Fees and Expenses of the Merger”

Item 15. Additional Information

(b) Other Material Information. The information contained in the Definitive Proxy Statement and the Proxy Supplement, including all annexes thereto, is incorporated herein by reference.

Item 16. Exhibits

(a)(1)	Letter to Shareholders of Zones, Inc. (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(a)(2)	Notice of Special Meeting of Shareholders of Zones, Inc. (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(a)(3)	Proxy Statement of Zones, Inc. (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(a)(4)	Form of Proxy Card (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(a)(5)	Additional Proxy Materials of Zones, Inc. (incorporated herein by reference to the Schedule 14A with the SEC by the Company on November 10, 2008)

(a)(6)	Form 8-K of Zones, Inc. (incorporated herein by reference to the Form 8-K filed by the Company on November 10, 2008)

(a)(7)	Additional Proxy Materials of Zones, Inc. (incorporated herein by reference to the Schedule 14A with the SEC by the Company on November 18, 2008)

(a)(8)	Form 8-K of Zones, Inc. (incorporated herein by reference to the Form 8-K filed by the Company on November 18, 2008)

(a)(9)	Proxy Statement Supplement of Zones, Inc. (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on November 24, 2008)

(a)(10)	Form of Proxy Card (incorporated herein by reference to the Schedule 14A filed with the SEC by the Company on November 24, 2008)

(b)(1)*	Commitment Letter, dated July 30, 2008, between Firoz Lalji and Zones Acquisition Corp.

(c)(1)†	Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated July 30, 2008 (incorporated herein by reference to Annex B to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(c)(2)**†	Presentation of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) to the special committee of the board of directors of Zones, Inc., dated July 30, 2008

(c)(3)*	Presentation of Cascadia Capital LLC to the board of directors of Zones, Inc., dated February 28, 2008

(c)(4)†	Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., November 17, 2008 (incorporated herein by reference to Annex B to the Schedule 14A filed with the SEC by the Company on November 24, 2008)

(c)(5)†	Presentation of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) to the special committee of the board of directors of Zones, Inc., dated November 17, 2008

(c)(6)	Presentation of Cascadia Capital LLC to the board of directors of Zones, Inc., dated November 17, 2008

(d)(1)	Agreement and Plan of Merger, dated as of July 30, 2008, between the Company and Zones Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed by the Company on July 31, 2008)

(d)(2)	First Amendment to Agreement and Plan of Merger, dated as of November 17, 2008, between the Company and Zones Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed by the Company on November 18, 2008)

(d)(3)	Shareholder Voting and Support Agreement, dated as of November 17, 2008, among the Company, Firoz Lalji and Najma Lalji, including Irrevocable Proxy delivered by Firoz Lalji and Najma Lalji to Zones, Inc. (incorporated herein by reference to Exhibit 2.2 to the Form 8-K filed by the Company on November 18, 2008)

(d)(4)	Limited Guarantee, dated as of November 17, 2008, by Firoz Lalji in favor of the Company (incorporated herein by reference to Exhibit 2.3 to the Form 8-K filed by the Company on November 18, 2008)

(f)(1)	Chapter 23B.13 of the Washington Business Corporation Act (incorporated herein by reference to Annex C to the Schedule 14A filed with the SEC by the Company on October 17, 2008)

(g)	None

*	Previously filed as an exhibit to the Schedule 13E-3 filed on August 22, 2008.
**	Previously filed as an exhibit to the Schedule 13E-3 filed on October 16, 2008.
†	Houlihan Lokey has given the Company its written consent to attach copies of these items as exhibits to this Transaction Statement.

Signatures

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ZONES, INC.

/s/ Ronald P. McFadden
Ronald P. McFadden
Secretary and Chief Financial Officer

ZONES ACQUISITION CORP.

/s/ Firoz Lalji
Firoz Lalji
President and Chief Executive Officer

/s/ Firoz Lalji
Firoz Lalji

/s/ Najma Lalji
Najma Lalji